UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                            New York & Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    649295102
                                    ---------
                                 (CUSIP Number)

                                January 15, 2008
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]      Rule 13d-1(b)
              [X]      Rule 13d-1(c)
              [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 649295102                   13G                     Page 2 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay Goldman Asset Management, L.L.C.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,566,810 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,566,810 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,566,810 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 649295102                   13G                     Page 3 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J. Goldman Capital GP LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,519,279 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,519,279 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,519,279 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 649295102                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay G. Goldman
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       3,086,089 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,086,089 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,086,089 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 649295102                   13G                     Page 5 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newberg Family Trust u/d/t 12/18/90
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           California
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       272,000 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            272,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           272,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 649295102                   13G                     Page 6 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bruce Newberg
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       272,000 (see Item 4)
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            272,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           272,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    New York & Company, Inc. (the "Company")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    450 West 33rd Street
                    5th Floor
                    New York, New York 10001

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) Jay Goldman Asset Management, L.L.C. ("JGAM") with respect to common stock, par value $0.001 ("Common Stock"), of the Company beneficially owned by Woodmont Investments Limited; (ii) J. Goldman Capital GP LLC ("GCGP") with respect to Common Stock of the Company beneficially owned by the Jay Goldman Master Limited Partnership and Broadview Partners, L.P.; (iii) Mr. Jay G. Goldman with respect to Common Stock of the Company beneficially owned by the Jay Goldman Master Limited Partnership, Broadview Partners, L.P. and Woodmont Investments Limited; (iv) Newberg Family Trust u/d/t 12/18/90 (the "Newberg Family Trust"), with respect to Common Stock of the Company beneficially owned by it; and
                    (v) Mr. Bruce L. Newberg with respect to Common Stock of the Company beneficially owned by the Newberg Family Trust.

                    JGAM, GCGP, Mr. Goldman, the Newberg Family Trust and Mr. Newberg have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of JGAM, GCGP and Mr. Goldman is c/o J. Goldman & CO. LP, 152 West 57th Street, New York, New York 10019.

                    The address of the principal business office of the Newberg Family Trust and Mr. Newberg is 11601 Wilshire Boulevard, Los Angeles, California 90025.

Item 2(c)           Citizenship:
                    -----------

                    JGAM and GCGP are organized under the laws of the State of

                    Delaware. Mr. Goldman is a citizen of the United States of America.

                    The Newberg Family Trust is organized under the laws of the State of California. Mr. Newberg is a citizen of the United States of America.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common stock, par value $0.001

Item 2(e)           CUSIP Number:
                    ------------

                    649295102

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the 59,264,031 shares of Common Stock issued and outstanding as of November 30, 2007 as reported on the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company on December 13, 2007.

                    As of the close of business on January 24, 2008:

                    A. JGAM
                       (a) Amount beneficially owned: 1,566,810
                       (b) Percent of class: 2.6%.
                       (c) (i)   Sole power to vote or direct the vote: -0-
                           (ii)  Shared power to vote or direct the vote:
                                 1,566,810
                           (iii) Sole power to dispose or direct the
                                 disposition: -0-
                           (iv)  Shared power to dispose or direct the
                                 disposition: 1,566,810

                    B. GCGP
                       (a) Amount beneficially owned: 1,519,279
                       (b) Percent of class: 2.6%.
                       (c) (i)   Sole power to vote or direct the vote: -0-
                           (ii)  Shared power to vote or direct the vote:
                                 1,519,279
                           (iii) Sole power to dispose or direct the
                                 disposition: -0-
                           (iv)  Shared power to dispose or direct the
                                 disposition: 1,519,279

                    C. Mr. Goldman
                       (a) Amount beneficially owned: 3,086,089
                       (b) Percent of class: 5.2%.
                       (c) (i)   Sole power to vote or direct the vote: -0-
                           (ii)  Shared power to vote or direct the vote:
                                 3,086,089

                           (iii) Sole power to dispose or direct the
                                 disposition: -0-
                           (iv)  Shared power to dispose or direct the
                                 disposition: 3,086,089

                    D. Newberg Family Trust
                       (a) Amount beneficially owned: 272,000
                       (b) Percent of class: 0.5%.
                       (c) (i)   Sole power to vote or direct the vote: -0-
                           (ii)  Shared power to vote or direct the vote:
                                 272,000
                           (iii) Sole power to dispose or direct the
                                 disposition: -0-
                           (iv)  Shared power to dispose or direct the
                                 disposition: 272,000

                    E. Mr. Newberg
                       (a) Amount beneficially owned: 272,000
                       (b) Percent of class: 0.5%.
                       (c) (i)   Sole power to vote or direct the vote: -0-
                           (ii)  Shared power to vote or direct the vote:
                                 272,000
                           (iii) Sole power to dispose or direct the
                                 disposition: -0-
                           (iv)  Shared power to dispose or direct the
                                 disposition: 272,000

                    JGAM, GCGP, Mr. Goldman and Mr. Newberg own directly no Common Stock. Pursuant to an investment management agreement, JGAM has investment and voting power with respect to the securities held by Woodmont Investments Limited. Pursuant to the terms of the limited partnership agreements of each of Jay Goldman Master Limited Partnership and Broadview Partners, L.P., GCGP has investment and voting power with respect to the securities held by Jay Goldman Master Limited Partnership and Broadview Partners, L.P., respectively. Mr. Goldman controls each of JGAM and GCGP. As Trustee of the Newberg Family Trust, Mr. Newberg has investment and voting power with respect to the securities held by Newberg Family Trust. JGAM, GCGP, Mr. Goldman, Mr. Newberg and the Newberg Family Trust may be deemed to be a "group" within the meaning of Rule 13d-5(b)(1) under the Act. By reason of the provisions of Rule 13d-3 of the Act,
                    (i) each of JGAM, GCGP and Mr. Goldman may be deemed to own beneficially 3,086,089 shares of Common Stock and (ii) Mr. Newberg may be deemed to own beneficially 272,000 shares of Common Stock. Each of JGAM, GCGP, Mr. Goldman and Mr. Newberg disclaim beneficial ownership of any of the securities covered by this statement and the Newberg Family Trust disclaims beneficial ownership of any of the securities owned by Woodmont Investments Limited, Jay Goldman Master Limited Partnership and Broadview Partners, L.P.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 25, 2008


JAY GOLDMAN ASSET MANAGEMENT, L.L.C.

By: /s/ Jay G. Goldman
 ---------------------------------------
Name:   Jay G. Goldman
Title:  Manager

J. GOLDMAN CAPITAL GP LLC

By: /s/ Jay G. Goldman
 ---------------------------------------
Name:   Jay G. Goldman
Title:  Member

JAY G. GOLDMAN

/s/ Jay G. Goldman
----------------------------------------
Jay G. Goldman

NEWBERG FAMILY TRUST u/d/t 12/18/90

By: /s/ Bruce L. Newberg
----------------------------------------
Name:   Bruce L. Newberg
Title:  Trustee

BRUCE L. NEWBERG

/s/ Bruce L. Newberg
----------------------------------------
Bruce L. Newberg